Employment Agreement
By And Between
World Acceptance Corporation
And
Tara E. Trantham

Effective February 10, 2016

EMPLOYMENT AGREEMENT
This Agreement is effective as of February 10, 2016, by and between World Acceptance Corporation (the “Company”), a South Carolina corporation, and Tara E. Trantham (the “Executive”).
The Compensation and Stock Option Committee of the Board of the Company (the “Committee”), acting on behalf of and pursuant to authority granted by the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its shareholders to secure the services of the Executive for the Period of Employment (as defined in Section 3.1 below) and upon the terms provided in this Agreement. The Executive is currently employed with the Company as the Senior Vice President, Secretary and General Counsel and will continue to be employed in that capacity on a full-time basis for said Period of Employment and upon such other terms and conditions as provided in this Agreement.
In consideration of the mutual covenants and promises contained in this Agreement, the parties hereby agree as follows:

SECTION IEMPLOYMENT
The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment, and based upon the other terms and conditions provided in the Agreement.

SECTION IIPOSITION AND RESPONSIBILITIES
The Executive agrees to serve as the Company’s Senior Vice President, Secretary and General Counsel and to be responsible for the duties and responsibilities traditionally attributed to such position and as assigned to Executive from time to time by the Chief Executive Officer. The Executive also agrees to continue to serve during the Period of Employment as an Officer and Director of any subsidiary, affiliate, or parent corporation (“Affiliates”) of the Company that the Board feels is appropriate.

SECTION IIITERMS AND DUTIES

1.	Period of Employment
The initial term (the “Initial Term”) of Executive’s employment shall be for a period of three (3) years commencing on February 10, 2016, and continuing until February 9, 2019 (the “Initial Expiration Date”), subject to extension or termination as provided in this Agreement. Unless this Agreement has been terminated in accordance with its provisions, the term of this Agreement will be extended automatically for successive one-year terms commencing on the Initial Expiration Date unless either party elects to terminate this Agreement by providing written notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or any renewal term. As used herein, the term “Period of Employment” means the Initial Term plus any renewal terms. Non-renewal by the Company shall be subject to the provisions set forth in Section 8.1, and non-renewal by the Executive shall be subject to the provisions of Section 8.3.

2.	Duties
The Executive shall serve under the direction of the Chief Executive Officer and shall exercise all duties commonly performed by the Senior Vice President, Secretary and General Counsel of a publicly traded company. Executive shall comply with all applicable laws and regulations, as well as all applicable Company policies and procedures, including the Code of Business Conduct and Ethics, and shall faithfully serve the best interests of the Company during the Period of Employment. During the Period of Employment and except for illness, incapacity, reasonable vacation and holiday periods, and as provided below, the Executive shall devote all of her business time, attention and skill exclusively to the business and affairs of the Company and its Affiliates. The Executive will not engage in any other business activity, and will perform faithfully the duties which may be assigned to her from time to time by the Board or the Chief Executive Officer that are consistent with the provisions of this Agreement. Notwithstanding the above, nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:
1.Serving as a director or member of a committee of any charitable or non-profit organization, or with prior approval of the Board, any other for-profit organization, in each case involving no actual or potential conflict of interest with the Company;
2.Delivering lectures and fulfilling speaking engagements;
3.Engaging in charitable and community activities; or
4.Investing her personal assets in investments or business entities in such form or manner that will not violate this Agreement or require services on the part of the Executive in the operation or affairs of the business entities in which those investments are made.
The above activities will be allowed as long as they do not materially affect or interfere with the performance of the Executive’s duties and obligations to the Company.

SECTION IVCOMPENSATION, BENEFITS, AND PERQUISITES
For all services rendered by the Executive in any capacity during the Period of Employment, including services as an executive, officer, director or committee member, the Executive shall be compensated as follows:

1.	Base Salary
The Company shall pay the Executive a fixed base salary (“Base Salary”) at such annual rate as the Committee deems appropriate; provided, however, that the Base Salary may not be less than $182,570 per year. Increases in Base Salary, once granted by the Committee or the Company, shall not be subject to reduction. Base Salary shall be payable according to the customary payroll practices of the Company, but in no event shall Base Salary be payable less frequently than once per calendar month.

2.	Annual Incentive Awards
The Company may, in its sole discretion, pay the Executive annual cash incentive compensation payments under the Company’s Executive Incentive Plan or such successor plan thereto. At the beginning of each fiscal year, the Board or the Committee may establish appropriate criteria for making such payments following the end of such fiscal year.

3.	Long-Term Incentive Awards

The Company may, in its sole discretion, pay the Executive long-term incentive compensation payments. The Committee may establish appropriate criteria for making such payments following the end of the performance period. Payments may, at the discretion of the Committee, take the form of cash, restricted stock, stock options or other payment authorized by any long-term incentive plan adopted by the Company from time to time; provided, however, that any grants of long-term incentive awards must be approved in advance by the Committee. The intent of such long-term incentive compensation awards is to motivate the achievement of longer range and strategic goals.

4.	Benefits and Perquisites
1.Salaried Employee Benefits
Executive will be entitled to participate in all compensation and employee benefit plans and programs and receive all benefits and perquisites for which salaried employees of the Company are generally eligible under any plan or program now or later established by the Company. Subject to the foregoing, nothing in this Agreement will preclude the Company from amending or terminating any of such plans or programs.
2.Supplemental Benefits
The Company will provide long-term disability insurance that provides a benefit to the Executive of sixty percent (60%) of the Executive’s Base Salary in effect at the time of disability. Such benefits (“Disability Benefits”) will continue until the Executive dies or has reached the age of 65, provided Executive suffers a qualifying disability (as described in the underlying long-term disability insurance policy) during the Period of Employment.
The Executive will also be entitled to participate in the Second Amended and Restated World Acceptance Corporation 2005 Supplemental Income Plan (the “SERP”) in accordance with the terms of that plan, including the Company’s right to terminate or amend the plan for any reason at any time.
The Executive will be entitled to receive paid vacation of not less than four (4) weeks annually.

5.	Automobile
The Company will provide an automobile (including maintenance and insurance expense) for use by the Executive in accordance with the Company Car Policy.

SECTION V	BUSINESS EXPENSES
The Company will reimburse the Executive, according to Company policy, for all reasonable travel, entertainment, business and other expenses incurred by the Executive in connection with the performance of her duties and obligations under this Agreement.
SECTION VIDISABILITY
The Executive agrees that regular attendance, in-person management and leadership, the ability to travel, and performance of duties commensurate with the Executive’s office are essential functions of her position. Therefore, the Company may terminate the Executive’s employment if the Executive experiences a Disability during the Period of Employment. In the event the Company terminates the employment of the Executive pursuant to this Section VI, the Company will continue to pay the Executive her Base Salary in effect at the time of termination for a period of twelve (12) months following the date of such termination; provided, however, the Company may cease making such payments at such time and for so long as the Executive receives the Disability Benefits. In addition to the continuation of Base Salary as provided in the preceding sentence, upon termination of the Executive’s employment because of Disability, the Executive will be entitled to receive (i) Accrued Compensation (as defined in Section 8.1.1); (ii) vested amounts owed under the Company’s benefit plans, including without limitation the SERP; and (iii) a pro-rata portion of the Executive’s annual incentive under the Executive Incentive Plan, based upon the period of time from the beginning of the fiscal year through the Date of Termination (“Pro Rata Bonus”). The Accrued Compensation shall be paid to Executive thirty (30) days from the Date of Termination. The Pro-Rata Bonus shall be paid to Executive on the same date on which annual incentives under the Executive Incentive Plan are paid to other Company executives for the fiscal year, but not later than two and one-half months following the end of the Company’s fiscal year. Benefits under the SERP and other Company benefit plans shall be payable in accordance with the provisions of such plans.
“Disability,” as used herein, shall mean the existence of either (i) a physical or mental impairment that prevents the Executive, with or without reasonable accommodation, from performing for a period of 90 days during any twenty-four month period (whether or not consecutive) any of the essential functions of her position or (ii) any impairment that qualifies as a disability under the terms of any group long-term disability plan of which the Executive is a participant.

SECTION VII	DEATH
In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for (i) Accrued Compensation (as defined in Section 8.1.1); (ii) vested amounts owed under the Company’s benefit plans, including without limitation the SERP; and (iii) a Pro-Rata Bonus. The Accrued Compensation shall be paid thirty (30) days from the Date of Termination. The Pro-Rata Bonus shall be paid on the same date on which annual incentives under the Executive Incentive Plan are paid to other Company executives for the fiscal year, but not later than two and one-half months following the end of the Company’s fiscal year. The Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement, including the SERP, according to the terms and conditions of the applicable plans.
SECTION VIIIEFFECT OF TERMINATION OF EMPLOYMENT
Except as otherwise set forth in Sections VI, VII, XVI and XVIII:

1.
If the Executive’s employment terminates due to: (a) a Without Cause Termination or (b) a Termination with Good Reason (as such terms are hereafter defined in this Agreement), the Company will pay the Executive, or in the event of her death, her beneficiary or beneficiaries:

1.in a lump sum in cash thirty (30) days after the last day of the Executive’s employment with the Company (“Date of Termination”)
the sum of (1) the Executive’s accrued Base Salary then in effect and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s bonus under the Executive

Incentive Plan earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination (“Accrued Compensation”); and
2. severance in an amount equal to one (1) times the Executive’s Base Salary, such sum to be paid in twelve (12) equal monthly installments following the Date of Termination in accordance with the Company’s normal payroll policies; and
3.(i) any of Executive’s stock options, equity incentives or incentive awards that are subject solely to time-based vesting and that would have vested on or before the first (1st) anniversary of the Date of Termination had Executive’s employment continued will accelerate and vest as of the Date of Termination (and any such stock options, equity incentives or incentive awards that would have vested after the first (1st) anniversary of the Date of Termination shall be forfeited), and (ii) all vested stock options held by the Executive shall be exercisable for a period of one year from the Date of Termination, but not beyond the original expiration of their term. For the avoidance of doubt, no portion of any equity or incentive award subject to performance-based vesting will vest under this Section 8.1.3; and
4.a single lump sum cash payment equal to the total premiums Executive would be required to pay for twelve (12) months of COBRA continuation coverage under the Company’s health benefit plans, determined using the COBRA premium rate in effect for the level of coverage that Executive has in place immediately prior to the Date of Termination (the “COBRA Payment”). The Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment, nor shall Executive be required to apply the COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage. The payment shall be made on the thirtieth (30th) day following the Date of Termination; and
8.1.5    A Pro-Rata Bonus, to be paid on the same date on which annual incentives are paid to other Company executives for the fiscal year, but not later than two and one-half months following the end of the Company’s fiscal year.

2.
If the Executive’s employment terminates due to a Termination for Cause, as hereinafter defined, the Company will pay to the Executive the Accrued Compensation defined in Section 8.1.1 within the time period described therein. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive. If the Company terminates the Executive for Cause and it is later determined that the Company did not have Cause, the Executive’s termination shall be construed as being Without Cause, and the Executive’s remedies shall be limited to the payments and benefits set forth in Section 8.1 herein.

3.If Executive resigns from employment with the Company without Good Reason or gives notice of non-renewal in accordance with Section 3.1 hereof, the Company will pay the Accrued Compensation defined in Section 8.l.1 within the time period described therein. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive, except any benefits payable under the SERP or benefits payable under other plans or programs to the extent then vested.
4.Except as otherwise expressly provided in this Agreement and except for any long-term incentive payments to which Executive is entitled under the Company’s long-term incentive plans, or obligations of the Company under any stock option, restricted stock or other equity incentive agreements, upon termination of the Executive’s employment hereunder, the Company’s obligation to make payments or provide benefits under this Agreement will cease.

It is expressly acknowledged by the Company that the amounts and benefits afforded to the Executive pursuant to Sections VI and VIII shall not be treated as damages but as severance compensation and benefits to which the Executive is entitled by reason of termination of her employment for the reasons set forth above. Accordingly, the Executive shall not be required to mitigate the amount of any payment or benefits provided for in such sections by seeking employment or otherwise, nor shall the Company be entitled to set off against the amounts and benefits payable to the Executive hereunder any amounts or benefits earned by the Executive in other employment after the Date of Termination or any amounts or benefits that might have been earned by the Executive in other employment had she sought such other employment.
SECTION IXDEFINITIONS
For this Agreement, the following terms have the following meanings:

1.
“Termination for Cause” means termination of the Executive’s employment by the Company due to the Executive’s (i) gross misconduct or gross neglect in respect of her duties for the Company; (ii) conviction of (or plea of nolo contendere to) a felony or of a misdemeanor where active imprisonment is imposed; (iii) knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations; (iv) falsification of Company records or engaging in theft, fraud, embezzlement, dishonesty or other conduct that has resulted or is likely to result in material damage to the Company’s or any of its Affiliates’ business or reputation; (v) failure to comply with reasonable written directives of the Chief Executive Officer or the Board, which is not remedied within thirty (30) days after receipt of written notice specifying such failure; (vi) the willful and material violation of the Company’s policies, including its Code of Ethics; and (vii) the willful failure to reasonably cooperate with any investigation authorized by the Board, which failure would reasonably be expected to have a material adverse effect on the Company. Notwithstanding the foregoing, (a) no conduct shall be considered “willful” or “intentional” if Executive acted in good faith and in a manner she reasonably believed to be in the best interests of the Company and had no reasonable cause to believe that her conduct was in violation of the relevant policy, directive, regulation or law; (b) any act or failure to act that is based upon a directive of the Board or the Chief Executive Officer, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Prior to any termination of the Executive for Cause, the Company shall give the Executive written notice of its intention to terminate this Agreement for Cause, setting forth in reasonable detail the specific conduct of Executive that the Chief Executive Officer or the Board considers to constitute Cause, the specific provision(s) of this Agreement on which it relies, and the date, time and place of a special meeting of the Board to be held, specifically for the purpose of considering Executive’s termination for Cause. At such meeting, Executive shall be given the opportunity, together with counsel if she so desires, to be heard at such meeting prior to the Board’s decision.

2.
“Good Reason” means any of the following conditions (each a “Condition”) that arises without the consent of the Executive and the Condition has not been cured as set out below: (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the

Executive’s authority, duties or responsibilities; (iii) a material diminution in the budget over which the Executive retains authority; (iv) requiring the Executive to relocate her principal place of employment more than thirty-five (35) miles from the Company’s present headquarters; (v) a material breach of this Agreement by the Company; or (vi) the failure of the Company to renew this Agreement as set forth in Section 3.1. Within forty-five (45) days of the Executive’s knowledge of the initial existence of the Condition (or the date on which the Executive reasonably would be expected to have knowledge of the initial existence of the Condition), the Executive must provide notice to the Company of the existence of the Condition, and the Company shall have forty-five (45) days following receipt of such notice to cure the Condition; provided, however, the Company shall have the opportunity to cure only once per calendar year (whether the same or a different condition). Subject to the foregoing, if the Condition is cured within forty-five (45) days of such notice, the Executive is not entitled to any payment as the result of a termination of employment based on that occurrence of the circumstances that would otherwise constitute Good Reason. If the Condition is not cured within forty-five (45) days following such notice, the Executive may resign from employment for Good Reason, provided such resignation occurs not later than one (1) year from the initial existence of the Condition.
3.“Termination with Good Reason” means the Executive’s resignation of employment for Good Reason.
4.“Without Cause Termination” means termination of the Executive’s employment by the Company other than due to death or disability and other than Termination for Cause and includes, without limitation, termination of the Executive’s employment by the Company’s giving notice of non-renewal in accordance with Section 3.1 hereof.

SECTION XOTHER DUTIES OF THE EXECUTIVE DURING AND
AFTER THE PERIOD OF EMPLOYMENT

1.	During the Period of Employment, the Executive will comply with the Company’s Code of Ethics.
2.During the Restricted Period, the Executive will not make disparaging remarks to anyone about the Company or its Affiliates or their employees or agents or any statement that disrupts or impairs the Company’s normal, ongoing business operations or that harms the Company’s or its Affiliates’ reputation with their employees, customers, suppliers or the public. The non-disparagement provisions set forth herein are in no way intended to limit the Executive’s ability to comply with legal requirements, including without limitation: (1) any applicable laws or regulations; (2) the ability to make truthful written or oral statements to government officials who are investigating matters within the scope of their governmental agency responsibilities; (3) any formal accounting or auditing procedures and (4) the provision of truthful testimony in judicial or administrative proceedings.
3.During the Restricted Period, the Executive will not become employed by or provide services to (as an officer, agent, manager, director, employee, consultant, or independent contractor), invest in, or provide financing to a Competitor other than a Large Bank (as defined below) anywhere in the Territory unless (i) the services provided are not management- or executive-level services or (ii) the services are provided solely in a division, area or segment of the Competitor’s business that does not compete in any way with the Company or relate to the business, services or products described in Section 10.3(a) - (d) below. A “Competitor” shall mean any business, person or company engaged in any of the following: (a) small-loan consumer finance; (b) providing Ancillary

Products to borrowers; (c) providing income tax form preparation services to individuals; or (d) the sale of products or services that are competitive with any products or services that have been offered by the Company during the Period of Employment. A Competitor shall specifically include, but not be limited to, the following companies: Cash America International, First Cash Financial Services, Security Finance and Republic Finance. As used herein, “small-loan consumer finance” shall mean making fixed rate, fully amortized closed-end extensions of direct consumer credit of $4,000 or less. “Territory” shall mean the country of Mexico or any of the following states: South Carolina, Georgia, Texas, Oklahoma, Louisiana, Tennessee, Missouri, Illinois, New Mexico, Kentucky, Alabama, Wisconsin, Indiana, Mississippi or any state in which the Company or its Affiliates has made loans, provided services or sold or licensed products during the Period of Employment. “Ancillary Products” shall mean any of the following: credit life insurance; credit accident and health insurance; credit property insurance; unemployment insurance; auto club memberships or buying club memberships. “Large Bank” shall mean any bank or savings association with deposits in excess of $5 billion, and any companies affiliated with such Large Bank. Notwithstanding the foregoing, the Executive’s ownership of less than five percent (5%) of the outstanding voting or debt securities of any corporation or other entity shall not constitute a violation of the provisions of this Agreement if such securities are listed on a national or regional securities exchange or have been registered under the Securities Exchange Act of 1934, as amended.
4.During the Restricted Period, the Executive, without express written approval from the Board, will not solicit, hire or attempt to hire any individual who is then employed with the Company or is a consultant or independent contractor providing services to the Company or induce or attempt to induce such individual to leave the Company’s employment or no longer provide services to the Company.
5.During the Restricted Period, the Executive will cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, the Executive’s assistance or cooperation is needed or desirable. The Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, the Company shall reasonably accommodate the Executive’s schedule, shall provide her with reasonable notice in advance of the times in which the Executive’s cooperation or assistance is requested, and shall reimburse the Executive for any reasonable expenses incurred in connection with such matters. Unless the Company has paid the Executive severance benefits pursuant to this Agreement, the Company shall compensate the Executive for her time at customary and prevailing rates, unless prohibited by law.
6.The Executive agrees to maintain the confidentiality of Confidential Information at all times during and after the Executive’s employment with the Company and will not, at any time (i) use any Confidential Information for the Executive’s own benefit or for the benefit of any other person, firm, or entity; (ii) reveal or disclose any Confidential Information to any person other than authorized representatives of the Company; or (iii) remove or aid in the removal from the Company’s premises, retain, transmit, download, or save any copy or copies of Confidential Information in either written, digital, electronic, voice, or other electronic media data form, except (A) in the performance of the Executive’s authorized duties in the furtherance of the business of the Company, (B) with the prior written consent of an authorized officer of the Company, or (C) as necessary to comply with law. “Confidential Information” means any nonpublic information used in the Company’s business and from which the Company derives commercial value from not being generally known to the public or industry, including without limitation financial information

(including budgets, forecasting, projections, costs, margins and pricing); employee information (including payroll and benefits information and personnel records); marketing plans, proposals and data; customer information; trade secrets; patents; copyrights and trademarks, computerized information or data (including programs, networks, databases, information technology architecture and infrastructure, hardware and software) (all or any portion of which, and the materials on which they are used, whether or not specifically labeled or identified as “confidential”).
7.“Restricted Period” as used herein shall begin on date the Executive is employed with the Company and shall end on the first (1st) anniversary of the Date of Termination.
8.If the Company in good faith believes that the Executive has breached her obligations described in Section X, the Company may withhold future payments due to the Executive under this Agreement until a court of competent jurisdiction has determined whether the Executive has breached such obligations. If a court of competent jurisdiction, in a final, non-appealable judgment, determines that the Executive has not breached such provisions, the Company shall within ten (10) business days of such determination pay to the Executive the amount of such withheld payments (less any damage award in favor of the Company, if applicable) plus interest accruing from the time each payment was due to the Executive at the legal pre-judgment interest rate. If following the Date of Termination the Company fails without good faith, reasonable justification to make a payment or provide a benefit to the Executive when due, the Company shall have ten (10) days after receiving written notice from the Executive to cure such failure. If the Company does not cure such failure within such 10-day period, the Executive shall no longer be bound by the obligations described in this Section X.
9.The parties desire that the provisions of Section X be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdictions in which enforcement is sought, and agree that the Company may specifically enforce the terms hereof by obtaining injunctive relief without the necessity of posting bond or damages as permitted by law. If any portion of Section X is found to be invalid or unenforceable, the invalid or unenforceable terms shall be redefined or a new enforceable term provided, such that the intent of the Company and the Executive in agreeing to the provisions hereof will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. The parties further intend that the provisions of Section X not be interpreted to be in violation of rules of professional conduct applicable to the Executive, and accordingly, to the extent required by such rules of professional conduct, after the Date of Termination and prior to the expiration of the Restricted Period, the Executive may provide legal advice to a Competitor provided that: (a) the Executive is not then employed by such Competitor; and (b) the Executive does not violate her other obligations in this Agreement or her professional obligations to the Company or its Affiliates.
SECTION XIEFFECTS OF CHANGE IN CONTROL
1.In the event there is a Change in Control of the Company, and the Executive’s employment is terminated within two (2) years of such Change in Control due to a Without Cause Termination or Termination with Good Reason, the Company will pay the Executive:
1.A lump sum payment equal to the sum of: (i) Accrued Compensation; (ii) the COBRA Payment; (iii) the Pro Rata Bonus for the fiscal year in which termination of employment occurs; and (iv) an amount equal to the product of (A) one times (B) Base Salary (except that the Base Salary used for calculation of the payment will be the highest Base Salary in effect between the date immediately preceding the occurrence of the Change in Control and the Executive’s Date of Termination). Such amount will be paid thirty (30) days after the Date of Termination, except the Pro Rata Bonus will be paid on the same date on which annual incentives are paid to other Company executives for the fiscal year, but not later than two and one-half months following the end of the Company’s fiscal year.
2.In addition, any unvested stock options and other unvested equity incentives or other unvested incentive awards shall fully vest and become exercisable if permitted by and according to the terms of the applicable incentive plans and award documents; provided, however, that all vested stock options held by the Executive shall be exercisable for a period of one year, but not beyond the original expiration of their term.
It is understood that, in the event that Executive is entitled to severance payments under this Section 11.1, then such severance payments shall be in lieu of any severance payments to which the Executive would be entitled under Section VIII hereof.

2.
It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Company and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and any regulations thereunder. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution of any type to Executive, pursuant to this Agreement or the Company’s incentive plans, is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, such payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if Executive received all of the payments. The Company shall reduce or eliminate the payments, by first reducing or eliminating the portion of the payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. All determinations concerning the application of this Section shall be made by a nationally recognized firm of independent accountants or any nationally recognized financial planning and benefits consulting company, selected by the Company and reasonably satisfactory to Executive, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants or consultants shall be borne by the Company.

3.“Change in Control” shall mean the occurrence of any of the following events:
11.3.1     The consummation of (1) a merger, consolidation, statutory share exchange or similar form of transaction involving the (x) Company or (y) any Subsidiary, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable, or (2) the sale or other disposition of all or substantially all of the assets of the Company (each of the foregoing events in clauses (1) and (2) being hereinafter referred to as a "Reorganization"), in each case, unless immediately following such Reorganization:
(a) all or substantially all of the individuals and entities who were the Beneficial Owners (as defined below) of the securities eligible to vote for the election of the Board (such securities, the "Company Voting Securities") outstanding immediately prior to the consummation of such Reorganization continue to Beneficially Own more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the "Continuing Entity") in substantially the same proportions as their ownership, immediately prior to the consummation of the Reorganization, of the outstanding

Company Voting Securities (excluding, for purposes of determining such proportions, any outstanding voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or entity involved in or forming part of such Reorganization other than the Company),
(b) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or entity controlled by the Continuing Entity) Beneficially Owns thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Continuing Entity, and
(c) at least a majority of the members of the board of directors of the Continuing Entity were Incumbent Directors (as defined below) at the time of execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;
11.3.2     The Shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in Section 11.3.1 above that does not otherwise constitute a Change in Control;
11.3.3     (a) any Person acquires Beneficial Ownership of, or acquires voting control over, twenty percent (20%) or more of either the outstanding Stock or the combined voting power of the then outstanding Company Voting Securities, either in a single transaction or in a series of transactions occurring within the twelve-month period ending on the date of the most recent acquisition (such Person, an “Acquiring Person”); provided, however, that for purposes of this Section 11.3.3, no Person may become an Acquiring Person on account of any of the following acquisitions of Stock or Company Voting Securities: (1) any acquisition by the Company or any Subsidiary; (2) any acquisition by an underwriter temporarily holding such securities pursuant to an offering of such securities; (3) any acquisition by any employee benefit plan (or related trust) sponsored by or maintained by the Company or any Subsidiary; and (4) any acquisition upon consummation of a transaction described in Section 11.3.1 above that does not otherwise constitute a Change in Control under the terms of such Section 11.3.1, and
(b) a majority of the members of the Board are or become individuals who are (1) the Acquiring Person; (2) if the Acquiring Person is a group, members of such group; (3) Affiliates of the Acquiring Person; (4) if the Acquiring Person is a group, Affiliates of members of such group; and/or (5) individuals whose initial assumption of office as a member of the Board occurs as a result of (A) an actual or threatened election contest or actual or threatened solicitation of proxies or consents by or on behalf of the Acquiring Person or, if the Acquiring Person is a group, any member(s) of such group or (B) the recommendation or request of the Acquiring Person or any member of the Board who is an Affiliate of the Acquiring Person or, if the Acquiring Person is a group, any member of such group (each such Board member, an “Acquiring Person Director”); or
11.3.4     During any period of twenty-four (24) consecutive months, individuals who were members of the Board at the beginning of such period (the "Incumbent Directors") cease at any time during such period for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose appointment or election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
For purposes of this section, the term "Person" shall mean any individual, company, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, and the terms "Beneficial Owner," "Beneficially Own" and similar variations of such terms shall have the meaning given in Rule 13d-3 under the Exchange Act.
For purposes of this section, “Affiliate” means (a) any Person directly or indirectly controlling, controlled by or under common control with the Acquiring Person (or any of its members, if the Acquiring Person is a group); (b) any director, officer, member, manager, partner, five percent (5%) owner, attorney, financial or accounting adviser or other agent of the Acquiring Person (or any of its members, if the Acquiring Person is a group) or of any Person described in clause (a); or (c) any director, officer, member, manager, partner, five percent (5%) owner, attorney, financial or accounting adviser or other agent of any Person described in clause (b). For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
For purposes of this section, “Stock” shall mean shares of common stock of the Company. “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined and designated in the discretion of the Committee; provided, however, that if and to the extent any applicable terms of the Internal Revenue Code, federal securities laws or other applicable laws, rules or regulations require that the term “Subsidiary” be defined differently for purposes of qualifying any award or the plan for any intended treatment (as determined in the sole discretion of the Committee) under any such applicable laws or regulations, the term “Subsidiary” shall be defined for such purpose so as to comply with such applicable laws or regulations.
The Board shall have full and final authority, in its discretion, to determine whether a Change in Control has occurred, the date of the occurrence of such Change in Control and any incidental matters relating thereto, provided that the determination as to whether one or more Board members are Acquiring Person Directors shall be made by a majority of members of the Board other than members who are Acquiring Person Directors or whose status as an Acquiring Person Director is in question.
SECTION XIIWITHHOLDING TAXES
The Company may directly or indirectly withhold from any payments under this Agreement amounts authorized by the Executive and all federal, state, city or other taxes that are required to be withheld pursuant to any law or governmental regulation.

SECTION XIIIEFFECT OF PRIOR AGREEMENTS
This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior agreement related to the subject matter hereof, including any employment agreement between the Company and the Executive.
SECTION XIVCONSOLIDATION, MERGER, OR SALE OF ASSETS
Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation or person which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, or sale of assets the term “the Company” as used herein will mean the other corporation, and this Agreement shall continue in full force and effect.
SECTION XVMODIFICATION
This Agreement may not be modified or amended except in writing signed by both parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.
SECTION XVICOMPLIANCE WITH SECTION 409A
Notwithstanding any other provisions of this Agreement, to the extent applicable, this Agreement is intended to comply with Internal Revenue Code Section 409A and the regulations (or similar guidance) thereunder. To the extent any provision of this Agreement is contrary to or fails to address the requirements of Internal Revenue Code Section 409A, this Agreement shall be construed and administered as necessary to comply with such requirements. If the Executive is considered a “specified employee” (as defined in Internal Revenue Code Section 409A and related Treasury Regulations) at the time of any termination of employment under Section 8.1 or Section 11.1 of this Agreement, a portion of the amount payable to Executive under Section 8.1 or Section 11.1 shall be delayed for six (6) months following Executive’s Date of Termination to the extent necessary to comply with the requirements of Internal Revenue Code Section 409A. Any amounts payable to Executive during such six (6) month period that are delayed due to the limitation in the preceding sentence shall be paid to Executive in a lump sum on or after the first day of the seventh (7th) month following Executive’s Date of Termination. If, under this Agreement, an amount is to be paid in two or more installments, for purposes of Internal Revenue Code Section 409A, each installment shall be treated as a separate payment.
SECTION XVIIGOVERNING LAW
This Agreement has been executed and delivered in the State of South Carolina and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.
SECTION XVIII
WAIVER AND RELEASE
In consideration for the payments and benefits provided hereunder, the Executive agrees that Executive will, upon termination of employment and in no event later than thirty (30) days after the Date of Termination, as a condition to the Company’s obligation to pay any severance benefits under this Agreement deliver to the Company a fully executed release, in commercially reasonable form, that fully and irrevocably releases and discharges the Company, its Affiliates and each of their directors, officers, agents and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to the Executive, except for obligations arising under the provisions of this Agreement, to vested benefits under the Company’s benefit plans, obligations arising under stock option, restricted stock or other equity compensation agreements, or such claims that may not be released by law.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as on the 10th day of February by its duly authorized officers and Executive has hereunto set her hand.
WORLD ACCEPTANCE CORPORATION
By:

Printed Name:

Title:

EXECUTIVE